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                                                                    Exhibit 11.1

                             CAMBRIDGE HEART, INC.

                       COMPUTATION OF NET LOSS PER SHARE

                                            For the Year Ended December 31,
                                          -------------------------------------
                                             1996         1997         1998
                                          -----------  -----------  -----------
Net loss................................. $(4,034,879) $(6,047,619) $(6,537,085)
Weighted average shares outstanding:
 Shares attributable to common stock
  outstanding............................   6,073,865   10,451,560   10,748,508
                                          -----------  -----------  -----------
Net loss per share--basic and diluted.... $     (0.66) $     (0.58) $     (0.61)
                                          ===========  ===========  ===========
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  Potential common stock, including options, warrants and convertible preferred stock, have been excluded from the computation of diluted earnings per share, as their effect would be anti-dilutive.